EXHIBIT 99.1

November 18, 2020

To Our Members:

Over the last several years, our Mortgage Partnership Finance® (MPF®) Program’s on-balance sheet products (which include MPF Original, MPF 125, MPF 35, and MPF Government loans) have provided our members with a unique and efficient secondary market channel for qualifying mortgage loans. These products have been highly popular with our members with the result that MPF loans have grown to more than 10% of our balance sheet. In order to maintain capacity to offer MPF on-balance sheet products, we will begin assessing an activity stock requirement effective May 3, 2021.

In addition, as noted earlier this year, an activity stock requirement for letters of credit was incorporated in the most recent revision of our capital plan. Much like the MPF Program, demand for our letters of credit over the last several years has been significant and, to ensure we can continue to support member demand for this product, we will also begin assessing an activity stock requirement for letters of credit effective May 3, 2021.

Enhancing Your Dividend Benefit
The expanded assessment of a B1 activity stock requirement to encompass MPF on-balance sheet and letters of credit products in addition to advances, provides members with an increased opportunity to hold B1 activity stock which currently pays a higher dividend than B2 membership stock. The higher rate has the effect of reducing the cost of our products where a B1 activity stock requirement is assessed, thereby rewarding members that support the cooperative through their use of those products.

The potential benefit of the current dividend rate of 5% paid on B1 activity stock, is illustrated in the chart below*:

	Advances	MPF	Letters of Credit	Calculation
Class B1 Dividend Rate	5.00%	5.00%	5.00%
Interest on Excess Reserves (IOER)^	0.10%	0.10%	0.10%
Net Dividend Benefit	4.90%	4.90%	4.90%	A
Capital Stock Requirement	4.50%**	2.00%	0.10%	B
Incremental Benefit of Dividend	0.22%	0.098%	0.049%	AxB

*The illustration is not necessarily indicative of future dividend rates, spreads, or the incremental benefit of the dividend. Future dividends remain subject to declaration by the Federal Home Loan Bank of Chicago Board of Directors.

**Assumes an advance is normally capitalized.

^Assumes IOER remains at this rate for the duration of the capitalized product.

How will the stock requirements work?
As previously noted, the B1 activity stock requirement for MPF on-balance sheet products and letters of credit will take effect on May 3, 2021.

EXHIBIT 99.1

For MPF on-balance sheet products, the new activity stock requirement is 2% of the principal loan amount sold into the Master Commitment. This new stock requirement will apply to loans funded under new Master Commitments that are executed on or after May 3, 2021. Required capital stock will be adjusted as the principal balance of these loans declines over time. If a Master Commitment is not expiring until later in 2021 and you wish to participate in the new activity stock requirement, you can request to execute a new Master Commitment earlier by contacting your Sales Director.

For letters of credit, the new stock requirement is 0.10% of the notional amount of all letters of credit outstanding on behalf of a member. The new stock requirement will apply to all new letters of credit issued on or after May 3, 2021, and all existing letters of credit as of the time of auto-renewal (for evergreen letters of credit), term extension, or amendment for notional amount increase occurring on or after May 3, 2021. In connection with these changes, the Board of Directors is amending our capital plan, effective May 3, 2021, to increase the lower end of the range for the letters of credit percentage from 0 to 0.10%.

How can I learn more?
We will host webinars during the first quarter of 2021 to review these changes and to explain in more detail how the requirements will be applied, how stock will be processed, and the benefits you can obtain through Class B1 activity stock ownership. Additional information will also be shared through other online resources in the first quarter ahead of the May 3, 2021, effective date. In the meantime, if you have any questions about the upcoming changes or if we can be of assistance in any way, please contact your Sales Director.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

Forward-Looking Information: This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. All statements other than statements of historical fact are “forward-looking statements,” including any projections or guidance of dividends or other financial items; any statements of the plans, strategies, and objectives for future operations; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risks or uncertainties, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the impact of the COVID-19 pandemic on the global and national economies and on our and our members’ businesses; the extent to which any changes to our minimum investment requirement will impact our levels of business with our members; maintaining compliance with regulatory and statutory requirements (including relating to our dividend payments and retained earnings), a decrease in our levels of business which may negatively impact our results of operations or financial condition, the reliability of our projections, assumptions, and models on future financial performance and condition, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends

EXHIBIT 99.1

(including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of changes to Federal Home Loan Bank membership requirements, capital requirements and guidance, and liquidity requirements and guidance by the Federal Housing Finance Agency, the loss of members through mergers and consolidations, our ability to protect the security of its information systems and manage any failures, interruptions, or breaches, uncertainties relating to the potential phase-out of the London Interbank Offered Rate (LIBOR), and the risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. “Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.